    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2004



                                                     REGISTRATION NO. 333-110274

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                               6411                              13-3317783
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                                 HARTFORD PLAZA
                          HARTFORD, CONNECTICUT 06115
                                 (860) 547-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:


                    NEAL S. WOLIN                                         ALAN H. PALEY
    EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL                    DEBEVOISE & PLIMPTON LLP
     THE HARTFORD FINANCIAL SERVICES GROUP, INC.                        919 THIRD AVENUE
                   HARTFORD PLAZA                                   NEW YORK, NEW YORK 10022
             HARTFORD, CONNECTICUT 06115                                 (212) 909-6000
                   (860) 547-5000
  (Name, address, including zip code, and telephone
                       number,
     including area code, of agent for service)


                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED JANUARY 20, 2004



PROSPECTUS


                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.
        OFFER TO EXCHANGE UP TO $320,000,000 AGGREGATE PRINCIPAL AMOUNT
                      OF OUR 4.625% SENIOR NOTES DUE 2013,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
         FOR ANY AND ALL OF THE $320,000,000 AGGREGATE PRINCIPAL AMOUNT
          OF OUR OUTSTANDING UNREGISTERED 4.625% SENIOR NOTES DUE 2013

           THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME

                   ON               , 2004, UNLESS EXTENDED.


     - We are offering to exchange $320,000,000 aggregate principal amount of our 4.625% Senior Notes due July 15, 2013, which are referred to in this prospectus as the new notes, for all $320,000,000 aggregate principal amount of our unregistered 4.625% Senior Notes due July 15, 2013, which are referred to in this prospectus as the old notes. We refer to the new notes and the old notes collectively as "the notes".

     - The terms of the new notes will be substantially identical to the old notes that we issued on July 10, 2003, except that the new notes will be registered under the Securities Act of 1933 (the "Securities Act") and will not be subject to the registration rights, additional interest provisions and transfer restrictions applicable to the old notes.


     - Interest on the new notes will accrue from January 15, 2004 at a rate of 4.625% per year, payable semi-annually in arrears on January 15 and July 15 of each year, beginning July 15, 2004.


     - Subject to the terms of the exchange offer, all old notes that are validly tendered and not withdrawn prior to expiration of the exchange offer will be exchanged for an equal principal amount of new notes.

     - Tenders of old notes may be withdrawn any time prior to the expiration of the exchange offer.

     - The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. holders for U.S. federal income tax purposes.

     - We will not receive any proceeds from the exchange offer.

     - No public market exists for the old notes or the new notes, and we do not intend to apply for their listing on any national securities exchange or to arrange for them to be quoted on any automated dealer quotation system.

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2004

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................   ii
FORWARD-LOOKING STATEMENTS..................................   ii
PROSPECTUS SUMMARY..........................................    1
USE OF PROCEEDS.............................................    6
CAPITALIZATION..............................................    7
RATIO OF CONSOLIDATED EARNINGS TO TOTAL FIXED CHARGES.......    8
THE EXCHANGE OFFER..........................................    9
DESCRIPTION OF THE NEW NOTES................................   17
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS..............   26
ERISA CONSIDERATIONS........................................   27
PLAN OF DISTRIBUTION........................................   28
LEGAL OPINIONS..............................................   29
EXPERTS.....................................................   29
WHERE YOU CAN FIND MORE INFORMATION.........................   29
INCORPORATION BY REFERENCE..................................   30

     THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT US THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE A COPY OF ANY OF THIS INFORMATION, PLEASE SUBMIT YOUR REQUEST TO THE HARTFORD FINANCIAL SERVICES GROUP, INC., HARTFORD PLAZA, HARTFORD, CONNECTICUT 06115, ATTENTION: BRIAN S. BECKER, SENIOR VICE PRESIDENT AND CORPORATE SECRETARY (TELEPHONE: 860-547-5000).


     IN ORDER TO OBTAIN TIMELY DELIVERY OF ANY INFORMATION THAT YOU REQUEST, YOU
MUST SUBMIT YOUR REQUEST NO LATER THAN           , 2004, WHICH IS FIVE BUSINESS
DAYS BEFORE THE DATE THE EXCHANGE OFFER EXPIRES.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC pursuant to the Securities Act. We are submitting this prospectus to holders of old notes so they can consider exchanging their old notes for new notes. We may add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by The Hartford Financial Services Group, Inc. or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Hartford Financial Services Group, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. We are not making the exchange offer to, and we will not accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would violate the securities or other laws of that jurisdiction.

     Unless otherwise indicated, or the context otherwise requires, references in this prospectus to "The Hartford," "we," "us" and "our" or similar terms are to The Hartford Financial Services Group, Inc. and its subsidiaries.

                           FORWARD-LOOKING STATEMENTS

     Certain of the statements contained in this prospectus or incorporated by reference are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those expected by us, depending on the outcome of various factors. These factors include:


     - the difficulty in predicting our potential exposure for asbestos and environmental claims and related litigation, including our dispute with Mac Arthur Company and its subsidiary, Western MacArthur Company, if the conditions to the consummation of our previously announced settlement are not satisfied;



     - the uncertain nature of damage theories and loss amounts and the development of additional facts related to the September 11, 2001 terrorist attack;


     - the uncertain effect on us of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions;


     - the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates and the availability and adequacy of reinsurance to protect us against losses;


     - the inability to effectively mitigate the impact of equity market volatility on our financial position and results of operations arising from obligations under annuity product guarantees;

     - the possibility of more unfavorable loss experience than anticipated;

     - the possibility of general economic and business conditions that are less favorable than anticipated;

     - the incidence and severity of catastrophes, both natural and man-made;

     - the effect of changes in interest rates, the stock markets or other financial markets;

     - stronger than anticipated competitive activity;

     - unfavorable legislative, regulatory or judicial developments;

     - our ability to distribute our products through distribution channels, both current and future;


     - the uncertain effects of emerging claim and coverage issues;


     - the effect of assessments and other surcharges for guaranty funds and second-injury funds and other mandatory pooling arrangements;

     - a downgrade in our claims-paying, financial strength or credit ratings;

     - the ability of our subsidiaries to pay dividends to us; and

     - other factors described in such forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all the information that may be important to you. For a more complete understanding of the exchange offer, our company, and the new notes, we encourage you to read this entire prospectus carefully, including the financial data and related notes and the documents incorporated by reference in this prospectus, before making a decision to participate in the exchange offer.

                  THE HARTFORD FINANCIAL SERVICES GROUP, INC.

     We are a diversified insurance and financial services holding company. We are among the largest providers of investment products, individual life, group life and disability insurance products, and property and casualty insurance products in the United States. Hartford Fire Insurance Company, or Hartford Fire, founded in 1810, is the oldest of our subsidiaries. Our companies write insurance primarily in the United States. At September 30, 2003, our total assets were $211.36 billion and our total stockholders' equity was $11.34 billion.

     We were formed in December 1985 as a wholly owned subsidiary of ITT Corporation. On December 19, 1995, all our outstanding shares were distributed to ITT Corporation's stockholders and we became an independent company. On May 2, 1997, we changed our name from ITT Hartford Group, Inc. to our current name, The Hartford Financial Services Group, Inc.

     As a holding company that is separate and distinct from our insurance subsidiaries, we have no significant business operations of our own. Therefore, we rely on the dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations. These obligations include payments on our debt securities and the payment of dividends on our capital stock, including preferred stock. The Connecticut insurance holding company laws limit the payment of dividends by Connecticut-domiciled insurers. Under these laws, the insurance subsidiaries may only make their dividend payments out of surplus. In addition, these laws require notice to and approval by the Connecticut Insurance Commissioner for the declaration or payment by those subsidiaries of any dividend if the dividend and other dividends or distributions made within the preceding twelve months exceeds the greater of:

     - 10% of the insurer's policyholder surplus as of December 31 of the preceding year, or

     - net income, or net gain from operations if the subsidiary is a life insurance company, for the previous calendar year, in each case determined under statutory insurance accounting principles.

In addition, if any dividend of a Connecticut-domiciled insurer exceeds the insurer's earned surplus, calculated in accordance with the applicable insurance holding company laws, it requires the prior approval of the Connecticut Insurance Commissioner.


     The insurance holding company laws of the other jurisdictions in which our insurance subsidiaries are incorporated, or deemed commercially domiciled, generally contain similar, and in some instances more restrictive, limitations on the payment of dividends.


     Our rights to participate in any distribution of the assets of any of our subsidiaries, such as in a liquidation or reorganization, and the ability of holders of the securities to benefit indirectly from a distribution, are subject to the prior claims of creditors of the applicable subsidiary, except to the extent that we may be a creditor of that subsidiary. Claims on these subsidiaries by persons other than us include, as of September 30, 2003, claims by policyholders for benefits payable amounting to $57.04 billion, claims by separate account holders of $125.11 billion, and other liabilities including claims of trade creditors, claims from guaranty associations and claims from holders of debt obligations amounting to $17.87 billion.

     Our principal executive offices are located at Hartford Plaza, Hartford, Connecticut 06115, and our telephone number is (860) 547-5000.

                               THE EXCHANGE OFFER

     The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. "The Exchange Offer" section of this prospectus contains a more detailed description of the terms and conditions of the exchange offer.

The Private Offering..........   On July 10, 2003, we issued $320 million in
                                 aggregate principal amount of old notes in a private offering. In connection with that offering, we entered into a registration rights agreement in which we agreed, among other things, to complete an exchange offer for the old notes.

The Exchange Offer............   We are offering to exchange the new notes for a
                                 like principal amount of old notes. Old notes may be tendered, and new notes will be issued, only in integral denominations of $1,000 and integral multiples of $1,000.

                                 The terms of the new notes will be identical in all material respects to the terms of the old notes except that the new notes will be registered under the Securities Act and will not be subject to the registration rights, additional interest provisions and transfer restrictions applicable to the old notes.

                                 Subject to the satisfaction or waiver of specified conditions, we will exchange new notes for all the old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See "The Exchange Offer -- Terms of the Exchange Offer."


Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 Eastern Time on      , 2004, unless we, in our
                                 sole discretion, extend it, in which case the expiration date shall be the latest date to which the exchange offer is extended. We do not currently intend to extend the expiration date.


Procedures For Tendering......   If you wish to accept the exchange offer and
                                 your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct the custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You then must mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m. Eastern time, on the expiration date at the address set forth on the cover page of the letter of transmittal.


                                 Custodial entities that are participants in The Depository Trust Company, which we refer to as the "Depositary" or "DTC," may tender old notes through DTC's Automated Tender Offer Program which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A confirmation of such book-entry transfer of such old notes into the exchange agent's account at DTC must be received by the exchange agent prior to 5:00 p.m.

                                 Eastern time, on the expiration date. A letter of transmittal need not accompany tenders effected through the Automated Tender Offer Program, which we refer to as the ATOP.

                                 By tendering your old notes in either of these manners, you will make and agree to the representations that appear under "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures....................   If you wish to tender your old notes, but
                                 cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Resale of New Notes...........   Under existing interpretations of the
                                 Securities Act by the staff of the SEC
                                 contained in several no-action letters to third parties, we believe that the new notes will generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act
                                 (subject to certain representations required to be made by each holder, as set forth under "The
                                 Exchange Offer -- Procedures for Tendering").
                                 However, any holder who (1) is one of our "affiliates," (2) intends to participate in the exchange offer for the purpose of distributing the new notes or (3) is a broker-dealer receiving new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, (x) will not be able to rely on the interpretation of the staff of the SEC and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

                                 We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Consequences of Failure to
Exchange......................   Old notes that are not tendered in the exchange
                                 offer, are tendered but not accepted or are tendered but subsequently validly withdrawn will continue to bear a legend restricting their transfer. You will not be able to offer or sell the old notes unless:

                                 - each offer or sale is made pursuant to an
                                   exemption from the requirements of the
                                   Securities Act; or

                                 - the old notes are registered under the
                                   Securities Act.

                                 After the exchange offer is closed, we will no longer have an obligation to register the old notes except in some limited circumstances. Therefore, upon completion of the exchange offer, there may be no market for the old notes and you may have difficulty selling them.

Withdrawal of Tenders.........   You may withdraw the surrender of your old
                                 notes at any time prior to the expiration date.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, which we may assert or waive. See
                                 "The Exchange Offer -- Conditions to the
                                 Exchange Offer."

Appraisal Rights..............   You will not be entitled to any appraisal or
                                 dissenters' rights in connection with the exchange offer.

U.S. Federal Income Tax
Considerations................   The exchange of old notes for new notes in the
                                 exchange offer should not be a taxable event for U.S. federal income tax purposes. See
                                 "Certain U.S. Federal Income Tax
                                 Considerations."

Exchange Agent................   JPMorgan Chase Bank is serving as the exchange
                                 agent in connection with the exchange offer.
                                 JPMorgan Chase Bank also serves as trustee under the indenture relating to the notes. The address and telephone number of the exchange agent are set forth under the caption "The
                                 Exchange Offer -- Exchange Agent."

                                 THE NEW NOTES

     The summary below describes the principal terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights, additional interest provisions and transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Securities Offered............   4.625% Senior Notes due July 15, 2013.


Interest Payment Dates........   We will pay interest on the new notes
                                 semi-annually in arrears on January 15 and July
                                 15 of each year, beginning on July 15, 2004.


Ranking.......................   The new notes will be unsecured and will rank
                                 equally with all of our other unsecured and unsubordinated obligations from time to time outstanding.

Redemption....................   We may redeem the new notes, in whole or in
                                 part, at any time at the redemption price described under "Description of the New
                                 Notes -- Redemption."

Covenants.....................   The indenture governing the notes contains
                                 covenants that limit our ability to:

                                 - incur debt secured by liens; and

                                 - merge, consolidate or transfer all or
                                   substantially all of our assets.

                                 These covenants are subject to important exceptions and qualifications that are described under "Description of the New Notes."

Lack of Public Market.........   There is no existing trading market for the new
                                 notes, and there can be no assurance regarding any future development of a trading market for the new notes or the ability of holders of the new notes to sell their new notes or the price at which such holders may be able to sell their new notes.

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange offer. See "Use of Proceeds."

                         SELECTED FINANCIAL INFORMATION


     The selected income statement information for each of the years during the three year period ended December 31, 2002 and the selected balance sheet information at each of December 31, 2002 and December 31, 2001 in the table below were derived from our audited consolidated financial statements which were audited by Deloitte & Touche LLP, independent public accountants. The selected income statement information for each of the years during the two year period ended December 31, 1999 and the selected balance sheet information at each of December 31, 2000, December 31, 1999 and December 31, 1998 were derived from our audited consolidated financial statements which were audited by Arthur Andersen LLP, independent public accountants. The selected financial information at and for the nine months ended September 30, 2003 and 2002 was derived from our unaudited condensed consolidated financial statements which have been reviewed by Deloitte & Touche LLP and include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations as of those dates and for those periods. In addition, material intercompany transactions and balances have been eliminated. This table should be read in conjunction with our consolidated financial statements and the related notes that are incorporated by reference in this prospectus.



                                NINE MONTHS ENDED
                                  SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                               -------------------   ----------------------------------------------------
                                 2003       2002       2002       2001       2000       1999       1998
                               --------   --------   --------   --------   --------   --------   --------
                                                (IN MILLIONS, EXCEPT FOR PER SHARE DATA)
INCOME STATEMENT DATA
Revenues(1)..................  $ 13,960   $ 12,137   $ 16,417   $ 15,980   $ 15,312   $ 13,945   $ 15,381
                               ========   ========   ========   ========   ========   ========   ========
Net income (loss)(2)(3)......  $   (545)  $    742   $  1,000   $    507   $    974   $    862   $  1,015
                               ========   ========   ========   ========   ========   ========   ========
Earnings (loss) Per Share
  Data:
  Basic(2)(3)................  $  (2.03)  $   3.00   $   4.01   $   2.13   $   4.42   $   3.83   $   4.36
  Diluted(2)(3)(4)...........  $  (2.03)  $   2.96   $   3.97   $   2.10   $   4.34   $   3.79   $   4.30
Dividends declared per common
  share......................  $   0.81   $   0.78   $   1.05   $   1.01   $   0.97   $   0.92   $   0.85
BALANCE SHEET DATA
Assets.......................  $211,365   $175,539   $181,975   $181,593   $171,951   $167,486   $150,632
                               ========   ========   ========   ========   ========   ========   ========
Long-term debt...............  $  3,660   $  2,595   $  2,596   $  1,965   $  1,862   $  1,548   $  1,548
Company obligated mandatorily
  redeemable preferred
  securities of subsidiary
  trusts holding solely
  junior subordinated
  debentures.................  $    962   $  1,461   $  1,468   $  1,412   $  1,243   $  1,250   $  1,250
Total stockholders' equity...  $ 11,344   $ 10,943   $ 10,734   $  9,013   $  7,464   $  5,466   $  6,423
                               ========   ========   ========   ========   ========   ========   ========


---------------

(1) The year ended December 31, 2001 includes a $91 reduction in premiums from reinsurance cessions related to the terrorist attack on September 11, 2001. 1998 includes $541 related to the recapture of an in force block of Corporate Owned Life Insurance business from MBL Life Assurance Co. of New Jersey. 1998 includes revenues of $1,117 from London & Edinburgh, which was sold in November 1998.


(2) The nine months ended September 30, 2003 includes an after-tax charge of $1,701 ($6.32 per basic and $6.30 per diluted share) related to our 2003 asbestos reserve addition. The year ended December 31, 2001 includes $440 of losses ($1.85 per basic and $1.82 per diluted share) related to the terrorist attack on September 11, 2001 and a $130 tax benefit ($0.55 per basic and $0.54 per diluted share) at Hartford Life, Inc.



(3) The year ended December 31, 2001 includes a $34 after-tax charge ($0.14 per basic and diluted share) related to the cumulative effect of accounting changes for our adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Emerging Issues Task Force Issue 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets."



(4) As a result of the net loss for the nine months ended September 30, 2003, SFAS No. 128, "Earnings Per Share", requires us to use basic weighted average common shares outstanding in the calculation of the nine months ended September 30, 2003 diluted earnings (loss) per share, since the inclusion of options of 1.5 would have been antidilutive to the earnings per share calculation. In the absence of the net loss, weighted average common shares outstanding and dilutive potential common shares would have totaled 270.4.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement we executed when we issued the old notes. We will not receive any cash proceeds from the exchange offer. In exchange for the old notes that you validly tender pursuant to the exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and canceled by us upon receipt and cannot be reissued. Accordingly, the issuance of the new notes under the exchange offer will not result in any change in our outstanding debt.

     We used the net proceeds from the sale of the old notes, plus available cash, to redeem $320 million net aggregate principal amount of our 7.70% Junior Subordinated Deferrable Interest Debentures, Series A, due February 28, 2016, underlying the 7.70% Cumulative Quarterly Income Preferred Securities, Series A, originally issued by Hartford Capital I (of which approximately $320 million were outstanding on September 30, 2003).

                                 CAPITALIZATION



     The following table sets forth as of September 30, 2003 on a consolidated basis:



      --   our actual capitalization; and



      -- our capitalization as adjusted to give effect to the issuance of commercial paper in December 2003, most of the proceeds of which were used to finance the acquisition of the group life and accident, and short-term and long-term disability business of CNA Financial Corporation; and



      -- our capitalization as further adjusted to give effect to the consummation of the sale of 6,325,000 shares of our common stock, which we expect to close on January 22, 2004, for aggregate proceeds of $388 million, assuming no exercise by the underwriters of their option to purchase additional shares, and the application of the net proceeds to reduce outstanding commercial paper.



     The following data is qualified in its entirety by our financial statements and other information contained elsewhere in this prospectus or incorporated by reference.



                                                           AS OF SEPTEMBER 30, 2003
                                                ----------------------------------------------
                                                             AS ADJUSTED TO        AS FURTHER
                                                                 REFLECT          ADJUSTED TO
                                                               ISSUANCE OF        REFLECT THE
                                                               COMMERCIAL         OFFERING OF
                                                ACTUAL            PAPER           COMMON STOCK
                                                -------    -------------------    ------------
                                                           (UNAUDITED, IN MILLIONS)
Short-Term Debt...............................  $   515          $ 1,050            $   650(1)
Long-Term Debt................................    3,660            3,660              3,660
Company Obligated Mandatorily Redeemable
  Preferred Securities of Subsidiary Trusts
  Holding Solely Junior Subordinated
  Debentures (trust preferred securities).....      962              962                962
Equity Excluding Accumulated Other
  Comprehensive Income, Net of Tax............    9,987            9,987             10,387(1)
Accumulated Other Comprehensive Income, Net of
  Tax.........................................    1,357            1,357              1,357
                                                -------          -------            -------
Total Stockholders' Equity....................   11,344           11,344             11,744(1)
                                                -------          -------            -------
Total Capitalization..........................  $16,481          $17,016            $17,016
                                                -------          -------            -------


------------

(1) Excludes the effect of issuance costs pertaining to the offering of common stock.

             RATIO OF CONSOLIDATED EARNINGS TO TOTAL FIXED CHARGES

     For purposes of computing the ratio of consolidated earnings to total fixed charges, "earnings" consist of income from operations before U.S. federal income taxes and fixed charges. "Fixed charges" consist of interest expense (including interest credited to contract holders), capitalized interest, amortization of debt expense and an imputed interest component for rental expense.

     The following table sets forth our ratio of consolidated earnings to total fixed charges for the years and the periods indicated ($ in millions):

                                             NINE MONTHS
                                           ENDED SEPTEMBER
                                                 30,                 YEAR ENDED DECEMBER 31,
                                           ----------------    ------------------------------------
                                            2003      2002     2002    2001    2000    1999    1998
                                           -------    -----    ----    ----    ----    ----    ----
Ratio of Consolidated Earnings to Total
  Fixed Charges..........................      NM(1)   1.7     1.8     1.2(2)  2.1     1.9     1.9
Deficiency of Consolidated Earnings to
  Total Fixed Charges....................  $1,160(3)    --      --      --      --      --      --

---------------

(1) NM: not meaningful.

(2) For 2001, the calculation of the ratio of consolidated earnings to total fixed charges reflects before-tax losses of $678 million relating to the terrorist attack on September 11, 2001.

(3) Represents additional earnings that would be necessary to result in a one to one ratio of consolidated earnings to total fixed charges. This amount reflects a before-tax charge of $2.6 billion related to our 2003 asbestos reserve addition.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We issued the old notes on July 10, 2003 in a transaction exempt from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be "qualified institutional buyers" in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S of the Securities Act.

     As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes pursuant to which we agreed to use our reasonable best efforts to:

     - file a registration statement relating to a registered exchange offer for the notes with the SEC no later than the 120th day after the date that the old notes were first issued;

     - cause the SEC to declare the registration statement effective under the Securities Act no later than the 210th day after the old notes were first issued;

     - keep the registration statement effective until the completion of the exchange offer; and

     - complete the exchange offer no later than the 240th day after the old notes were first issued.

     We have agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement is being filed herewith. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver the old notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered prior to 5:00 p.m., Eastern Time, on the expiration date. See "-- Expiration Date, Extensions, Terminations and Amendments" below for an explanation of how the expiration date may be extended. Upon satisfaction or waiver of all of the conditions to the exchange offer, we will issue, promptly after the expiration date, an aggregate principal amount of up to $320 million of new notes in exchange for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest reasonably practicable date following the expiration date. Holders may tender some or all of their old notes in connection with the exchange offer but only in denominations of $1,000 and integral multiples of $1,000. The exchange is not conditioned upon any number or aggregate principal amount of old notes being tendered.

     The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the registration rights, additional interest provisions and transfer restrictions applicable to the old notes. The new notes will evidence the same debt as the old notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the old notes being exchanged. Interest on each new note will accrue from the last date on which interest was paid on the old note surrendered in exchange therefor (unless issued after a record date for an interest payment and prior to the related interest payment date, in which case interest will accrue from such interest payment date) or, if no interest has been paid, from the original issue date of the old note. As of the date of this prospectus, $320 million in aggregate principal amount of the old notes is outstanding. Substantially all of the principal amount of the old notes is registered in the name of The Depository Trust Company ("DTC") or its nominee.

     In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC. Initially, the new notes will be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner's interest in the global notes will be transferable in book-entry form through DTC. See "Description of the New Notes -- Book-Entry, Delivery and Form."


     Solely for reasons of administration, we have fixed the close of business
on           , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer.


     Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the related SEC rules and regulations.

     Old notes that are not tendered in the exchange offer, are tendered but not accepted or are tendered but subsequently validly withdrawn in connection with the exchange offer will remain outstanding, will continue to accrue interest and will be entitled to the benefits of the indenture under which they were issued. However, some registration and other rights under the registration rights agreement will terminate, and holders of the old notes generally will not be entitled to any registration rights under the registration rights agreement, subject to limited exceptions. See "-- Consequences of Failing to Tender Old Notes in the Exchange Offer" and "-- Shelf Registration Statement" below.

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes validly tendered and will issue the new notes promptly after the expiration date. See "-- Conditions to the Exchange Offer" below.

     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus, or otherwise, we will return the old notes, without expense, to the tendering holder as promptly as possible after the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     Holders who tender old notes will be required to pay brokerage commissions or fees, if any. However, subject to the instructions in the letter of transmittal, holders who tender old notes will, in certain circumstances, be required to pay transfer taxes on the exchange of old notes in connection with the exchange offer. We will pay certain other charges and expenses in connection with the exchange offer. See "-- Fees and Expenses" below.

EXPIRATION DATE, EXTENSIONS, TERMINATION AND AMENDMENTS


     The expiration date for the exchange offer is 5:00 p.m., Eastern Time, on
         , 2004, the 20th business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open, in which case the term "expiration date" for the exchange offer shall mean the latest date and time to which the exchange offer is extended.


     We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "-- Conditions to the Exchange Offer" below. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

CONDITIONS TO THE EXCHANGE OFFER

     Our obligation to consummate the exchange offer is subject to the following conditions:

     - the exchange offer or the making of any exchange by a holder does not violate applicable law or any applicable interpretation of the staff of the SEC;

     - the due tendering of the old notes in accordance with the exchange offer;

     - no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; and

     - each holder of the old notes to be exchanged in the exchange offer shall have represented that:

      -- any new notes to be received by the holder will be acquired in the ordinary course of its business;

      -- the holder has no arrangement or understanding with any person to participate in the distribution of the new notes (within the meaning of the Securities Act);

      -- the holder is not an "affiliate" of ours as defined in Rule 405 under the Securities Act, or, if the holder is our affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

      -- if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, the distribution of the new notes;

      -- if the holder is a broker-dealer, the holder will receive new notes for the holder's own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that the holder will deliver a prospectus in connection with any resale of such new notes; and

      -- the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

     The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

     If you wish to participate in the exchange offer, you must represent to us in the letter of transmittal or through DTC's Automated Tender Offer Program
(ATOP) that the representations listed above are true and correct. Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14,
1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes will generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder, as set forth above). However, any holder who (1) is one of our "affiliates," (2) intends to participate in the exchange offer for the purpose of distributing the new notes or (3) is a broker-dealer receiving new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, (x) will not be able to rely on the interpretation of the staff of the SEC and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

     The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion, in whole or in part, at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of these rights, and these rights shall be considered ongoing rights that may be asserted at any time and from time to time. Our determination of the satisfaction or waiver of these conditions will be made on or before the expiration date. We will not accept any of the old notes for exchange unless all of the conditions listed above have been satisfied or waived prior to the expiration date.

     If we determine in our reasonable discretion that any of the conditions are not satisfied at the expiration date, we may:

     - refuse to accept any old notes and return all tendered old notes to the tendering holders;

     - extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See "-- Withdrawal of Tenders" below); or

     - waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

     Our determination concerning the events described above will be final and binding upon all parties.

PROCEDURES FOR TENDERING

     Unless the tender is made in book-entry form or pursuant to the guaranteed delivery procedures described below under "Guaranteed Delivery Procedures," to tender old notes in the exchange offer a holder must:

     - complete, sign and date the letter of transmittal, or a facsimile of it;

     - have the signatures guaranteed if required by the letter of transmittal; and


     - mail or otherwise deliver the letter of transmittal or the facsimile, the old notes, and any other required documents to the exchange agent prior to 5:00 p.m. Eastern Time, on the expiration date.


     The exchange agent will make a request to establish an account with respect to the old notes at DTC's Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes through DTC's ATOP. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC's Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. A letter of transmittal need not accompany tenders offered through ATOP.

     The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies, or nominees to effect the tenders for them.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its old notes should contact the registered holder promptly and instruct the registered holder to tender the old notes on behalf of the beneficial owner. If the beneficial owner wishes to tender the old notes on its own behalf, the owner must, prior to completing and executing the appropriate letter of transmittal and delivery of its old notes, either make appropriate arrangements to register ownership of the old notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable period of time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible guarantor institution.

     If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

     If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing and, unless the requirement is waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes in our sole discretion. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period determined by us.

     Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, none of we, the exchange agent or any other person has any duty to give this notice or will incur any liability for failure to give this notice. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In addition, we reserve the right, as set forth above under the caption "-- Conditions to the Exchange Offer," to terminate the exchange offer with respect to the old notes.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for tendering your old notes described above under "Procedures for Tendering" cannot be completed on a timely basis, a tender may be effected if:


     - the tender is made through an eligible guarantor institution;



     - prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible guarantor institution a properly completed notice of guaranteed delivery, substantially in the form provided by us (or an agent's message in lieu thereof), which:


      - sets forth the name and address of the holder of old notes and the amount of old notes tendered;

      - states that the tender is being made thereby; and

      - guarantees that within three New York Stock Exchange, or NYSE, trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a duly executed letter of transmittal (provided that such letter of transmittal is not required to be delivered if an agent's message is properly transmitted in lieu of a properly completed notice of guaranteed delivery) and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and



     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a duly executed letter of transmittal (provided that such letter of transmittal is not required to be delivered if an agent's message is properly transmitted in lieu of a properly completed notice of guaranteed delivery) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.


WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., Eastern Time, on the expiration date.

     To withdraw a tender of old notes, a telegram, telex, facsimile transmission or letter giving notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., Eastern Time, on the expiration date. Any notice of withdrawal must:

     - specify the name of the person who deposited the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the principal amount of the old notes;

     - in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

     - contain a statement that such holder is withdrawing its election to have such old notes exchanged;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the tender; and

     - specify the name in which any old notes are to be registered, if different from that of the depositor.

     We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued in exchange for these old notes unless the old notes withdrawn are validly re-tendered. Any old notes that have been tendered but are not accepted for exchange or are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption "-- Procedures for Tendering" at any time prior to the expiration date.

EXCHANGE AGENT

     JPMorgan Chase Bank is the exchange agent for the exchange offer. You should direct any questions and requests for assistance regarding the procedures for tendering the old notes, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

                        By Registered or Certified Mail:

                              JPMorgan Chase Bank

                          Institutional Trust Services
                                 P.O. Box 2320
                            Dallas, Texas 75221-2320
                             Attention: Frank Ivins
                      For Information Call: (800) 275-2048
                    To Confirm by Telephone: (214) 468-6464

 Facsimile Transmissions (eligible guarantor institutions only) (214) 468-6494


                         By Hand or Overnight Delivery:

                              JPMorgan Chase Bank

                          Institutional Trust Services
                          2001 Bryan Street, 9th floor
                              Dallas, Texas 75201
                             Attention: Frank Ivins

     JPMorgan Chase Bank also serves as trustee under the indenture relating to the notes.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent as well as accounting and legal fees.

     Holders who tender their old notes for exchange will not be obligated to pay transfer taxes. However, if new notes are to be issued or delivered to, or if old notes not tendered or exchanged are to be registered in the name of, any persons other than the registered holders of the old notes tendered, or if tendered old notes are registered in the name of any persons other than the persons signing the letter of transmittal, the amount of transfer taxes (whether imposed on the registered holder of the old notes tendered or such other person) payable on account of the transfer to such other person will be billed to the holder of the old notes tendered unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

ACCOUNTING TREATMENT

     The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the new notes.

CONSEQUENCES OF FAILING TO TENDER OLD NOTES IN THE EXCHANGE OFFER

     Issuance of the new notes in exchange for the old notes under the exchange offer will be made only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal, and all other required documents. Therefore, holders desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities to tenders of old notes. Old notes that are not tendered in the exchange offer, are tendered but not accepted or are tendered but subsequently withdrawn will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

     In the event the exchange offer is completed, we generally will not be required to register the remaining old notes, subject to limited exceptions. See "-- Shelf Registration Statement" below. Remaining old notes will continue to be subject to the following restrictions on transfer:

     - the remaining old notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available, or if neither registration nor an exemption is required by law, and

     - the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

     We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

SHELF REGISTRATION STATEMENT

     We also may be required to use our reasonable best efforts to file a shelf registration statement to permit certain holders of the old notes who are not eligible to participate in the exchange offer to resell the old notes periodically without being limited by the transfer restrictions. We will be required to file a shelf registration statement only if:

     - there is a change in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, and as a result we are not permitted to complete the exchange offer;

     - any holder of the old notes (other than an initial purchaser) is prohibited by law or SEC policy to participate in the exchange offer;

     - the exchange offer registration statement is not declared effective within 210 days of the date the old notes were first issued or the exchange offer is not consummated within 240 days of the date the old notes were first issued; or

     - under certain circumstances, we are requested to do so by any initial purchaser.

     The shelf registration statement will permit only certain holders to resell their old notes from time to time. In particular, such holders must:

     - provide specified information in connection with the shelf registration statement; and

     - agree in writing to be bound by all provisions of the registration rights agreement (including the indemnification and contribution obligations).

     We will, in the event of the filing of a shelf registration statement, use our reasonable best efforts to provide to each holder of old notes that are covered by the shelf registration statement copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder who sells old notes pursuant to the shelf registration statement will be required to be named as a selling securityholder in the prospectus and to deliver a copy of the prospectus to purchasers. Such holder will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales, and will be bound by the provisions of the registration rights agreement which are applicable to such a holder (including the indemnification and contribution obligations).

     If a shelf registration statement is required, we will use our reasonable best efforts to:

     - file the shelf registration statement with the SEC after such obligation arises;

     - cause the shelf registration statement to be declared effective by the SEC as promptly as practicable after filing, but no later than the later of the 300th day after the old notes were first issued or 60 days after such obligation arises; and

     - keep the shelf registration statement effective for a period of two years after the date the shelf registration statement is declared effective (or one year in the case of a shelf registration effected at the request of an initial purchaser), or such shorter period that will terminate when all of the old notes covered by the shelf registration statement are sold thereunder, cease to be outstanding or are already freely tradable.

     Under certain circumstances, we may suspend the availability of the shelf registration statement for certain periods of time, as specified in the registration rights agreement.

ADDITIONAL INTEREST

     If a Registration Default (as defined below) occurs, then we will be required to pay additional interest to each holder of the old notes. We will pay additional interest equal to 0.25% per year upon the occurrence of each Registration Default. The amount of additional interest will increase by an additional 0.25% per year for each subsequent 90-day period that a Registration Default remains uncured. However, in no event will the rate of additional interest exceed 0.50% per year. Such additional interest will accrue only for those days that a Registration Default occurs and is continuing. All accrued additional interest will be paid to the holders of the old notes in the same manner as interest payments on the old notes, with payments being made on the interest payment dates for the old notes. Following the cure of all Registration Defaults, no more additional interest will accrue and the interest rate will revert to the original rate. You will not be entitled to receive any additional interest if you were, at the time the exchange offer was pending and consummated, eligible to exchange, and did not validly tender, or withdrew after validly tendering, your old notes for new notes in the exchange offer.

     A "Registration Default" includes any of the following:

     - we fail to file a registration statement relating to the exchange offer on or before the date specified for such filing;

     - any of the registration statements required by the registration rights agreement are not declared effective by the SEC on or prior to the date specified for such effectiveness;

     - we fail to complete the exchange offer on or prior to the date specified for such completion; or

     - the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of the notes during the period specified in the registration rights agreement, subject to our right to suspend the availability of the shelf registration statement for certain periods.

REGULATORY REQUIREMENTS

     Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

                          DESCRIPTION OF THE NEW NOTES

     We will issue the new notes, and we issued the old notes, under an indenture dated as of October 20, 1995 between us and JPMorgan Chase Bank, as trustee, as supplemented by Supplemental Indenture No. 1 dated as of December 27, 2000 and by Supplemental Indenture No. 4 dated as of July 10, 2003, each between us and the trustee. We refer to the indenture, so supplemented, as the indenture. We have issued, and may in the future issue, other series of debt securities under the indenture. The indenture does not limit the amount of debt that we may issue under the indenture or the amount of other unsecured debt or securities that we may issue.

     As described under "The Exchange Offer -- Purpose and Effect of the Exchange Offer," we have agreed to file this registration statement enabling holders to exchange the old notes for the publicly registered new notes. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that:

     - the new notes will bear a different CUSIP number from the old notes;

     - the new notes will be registered under the Securities Act and therefore will not bear a legend restricting their transfer; and

     - the holders of the new notes will not be entitled to certain rights of the holders of old notes under the registration rights agreement, including provisions which provide for an increase in the interest rate of the old notes in certain circumstances relating to the timing of the exchange offer.

     The new notes will evidence the same debt as the old notes. The old notes and the new notes will constitute a single series of securities under the indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture.

     The following description of the terms of the indenture is a summary. We have summarized only those portions of the indenture and the notes that we believe will be most important to your decision to participate in the exchange offer. You should keep in mind, however, that it is the indenture, and not this summary, which defines your rights as a noteholder. There may be other provisions in the indenture which are also important to you. You should read the indenture for a full description of the terms of the notes. See "Where You Can Find More Information" for information on how to obtain copies of the indenture and the form of note.

     In this section, the terms "The Hartford," "we," "us" and "our" do not include any of our current or future subsidiaries, unless the context otherwise indicates.

GENERAL


     The new notes will mature on July 15, 2013 and will bear interest at the rate of 4.625% per year from January 15, 2004. We will:



     - pay interest semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2004;


     - pay interest to the record holders on the preceding December 30 or June
       30;

     - compute interest on the basis of a 360-day year consisting of twelve 30-day months;

     - make payments on the new notes at the offices of the trustee and paying agent; and

     - make payments by wire transfer for new notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears on the securities register.

     The new notes will only be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000.

     There is no limit on the aggregate principal amount of notes of this series that we may issue. Subject to certain tax limitations, we reserve the right, from time to time and without the consent of any holders of any of the notes, to re-open this series of notes to issue additional notes of the same tenor as the outstanding notes, so that such additional notes shall be consolidated with, form a single issue with and increase the aggregate principal amount of the notes.

THE NEW NOTES WILL BE UNSECURED OBLIGATIONS

     The new notes will be unsecured and will rank equally with all of our other unsecured and unsubordinated obligations from time to time outstanding. As a non-operating holding company, we have no significant business operations of our own. Therefore, we rely on dividends from our insurance company and other subsidiaries as the principal source of cash flow to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, the new notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should rely only on our assets for payments on the notes. The payment of dividends by our insurance subsidiaries is limited under the insurance holding company laws in the jurisdictions where those subsidiaries are domiciled. See "Prospectus Summary -- The Hartford Financial Services Group, Inc."

REDEMPTION

     We may redeem the new notes, in whole or in part, at any time at a redemption price equal to:

     (i) any accrued and unpaid interest thereon to the date fixed for redemption, plus;

     (ii) the greater of (a) 100% of the principal amount thereof and (b) an amount equal to the Discounted Remaining Fixed Amount Payments.

     "Interest Payment Date" means the Stated Maturity of an installment of interest on the new notes.

     "Stated Maturity" means the date specified in the new notes as the fixed date on which the principal of such notes or an installment of interest is due and payable on such notes.

     "Discounted Remaining Fixed Amount Payments" means an amount equal to the sum of the Current Values of the amounts of interest and principal that would have been payable by us pursuant to the terms of the new notes on each Interest Payment Date after the date fixed for redemption and at the Stated Maturity of the final payment of principal (assuming that we have not redeemed the new notes prior to such Stated Maturity).

     "Current Value" means, in respect of any amount, the present value of that amount on the date fixed for redemption, after discounting that amount on a semiannual basis from the originally scheduled date for payment, on the basis of the Treasury Rate, plus 15 basis points, all computed in accordance with generally accepted financial practice.

     "Treasury Rate" means a per annum rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a per annum yield) determined on the third business day prior to the date fixed for redemption to be the per annum rate equal to the semiannual bond equivalent yield to maturity for United States Treasury securities maturing at the Stated Maturity of the final payment of principal of the new notes, as determined (i) by reference to the weekly average yield to maturity for United States Treasury securities maturing on such Stated Maturity as reported in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve, or (ii) if no such weekly average yield is so reported, by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (a) one maturing as close as possible to, but earlier than, such Stated Maturity and (b) the other maturing as close as possible to, but later than, such Stated Maturity, in each case as published in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve.

     Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the date fixed for redemption to each holder of new notes to be redeemed.

BOOK-ENTRY, DELIVERY AND FORM

     The new notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee. We will not issue certificated notes, except in the limited circumstances described below. Unless it is exchanged for certificated notes, a global note may not be transferred except:

     - by DTC (or any successor depositary) to its nominee;

     - by a nominee of DTC to DTC or another nominee of DTC;

     - by DTC or any nominee of DTC to a successor depositary, or a nominee of the successor depositary;

     - by a successor depositary to its nominee;

     - by a nominee of a successor depositary to the successor depositary or another nominee; or

     - by a successor depositary or any nominee of a successor depositary to another successor depositary or its nominee.

     Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You, as the beneficial owner of new notes, will not receive certificates representing ownership interests in the global notes, except in the event that use of the book-entry system for the new notes is discontinued. You will not receive written confirmation from DTC of your exchange. The direct or indirect participants through whom you exchange the notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

     So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global notes for all purposes under the indenture relating to the new notes. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have new notes registered in your name, will not receive or be entitled to receive physical delivery of new notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

     We will issue definitive notes in exchange for the global notes if (1) DTC or a successor depositary is at any time unwilling, unable or ineligible to continue as depositary for the global notes or (2) an event of default has occurred with respect to the new notes and is continuing. In addition, we may at any time and in our sole discretion determine not to have the new notes represented by one or more global notes. If that occurs, we will issue definitive notes in exchange for the global notes.

     Further, we may specify that you may, on terms acceptable to us, the trustee and the depositary, receive definitive notes in exchange for your beneficial interest in a global note. In that instance, you will be entitled to physical delivery of definitive notes equal in principal amount to that beneficial interest and to have the new notes registered in your name.

     Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of DTC's direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Beneficial owners may experience delays in receiving distributions on their new notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner's account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: (1) any aspect of DTC's records relating to, or payments made on account of, beneficial ownership interests in notes represented by a global securities certificate; (2) any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or (3) the maintenance, supervision or review of any of DTC's records relating to those beneficial ownership interests.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     We have been informed that, under DTC's existing practices, if we request any action of holders of notes, or an owner of a beneficial interest in a global note such as you desires to take any action which a holder of notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DENOMINATIONS, REGISTRATION AND TRANSFER

     The new notes will be exchangeable for other notes, in any authorized denominations, of a like aggregate principal amount. You may present new notes for exchange, or for registration of transfer, at the office of the registrar for the notes under the indenture or at the office of any transfer agent we designate for that purpose. You will not incur a service charge but you must pay any taxes and other governmental charges as described in the indenture. We have appointed the trustee as a registrar and transfer agent for the notes under the indenture. We may at any time rescind the designation of any transfer agent that we initially designate or approve a change in the location through which the transfer agent acts. We may at any time designate additional transfer agents.

PAYMENT AND PAYING AGENTS

     We will pay principal of, premium, if any, and interest on your new notes at the office of the trustee in The City of New York or at the office of any paying agent that we may designate.

     We will pay any interest on the new notes to the registered owner of the new notes at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent.

     Any moneys deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, and interest on any new note that remain unclaimed for two years after the principal, premium, if any, or interest has become due and payable will, at our request, be repaid to us. After repayment to us, you are entitled to seek payment only from us as a general unsecured creditor.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We will not consolidate with or merge into any other corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, and no person may consolidate with or merge into us or convey, transfer or lease to us its properties and assets substantially as an entirety, unless:

     - if we consolidate with or merge into another corporation or convey or transfer our properties and assets substantially as an entirety to any person, the successor corporation is organized under the laws of the United States of America or any state or the District of Columbia, and the successor corporation expressly assumes our obligations relating to the notes;

     - immediately after giving effect to the consolidation, merger, conveyance or transfer, there exists no event of default, and no event which, after notice or lapse of time or both, would become an event of default; and

     - other conditions described in the indenture are met.

     The general provisions of the indenture do not protect you against transactions, such as a highly leveraged transaction, that may adversely affect you.

LIMITATIONS UPON LIENS

     With certain exceptions set forth below, the indenture provides that neither we nor our restricted subsidiaries may issue, assume or guarantee any indebtedness for money borrowed if the indebtedness is secured by a lien upon any of our or any restricted subsidiaries' principal property, or on any shares of stock of any restricted subsidiary, whether the principal property or shares of stock are now owned or later acquired.

  GENERAL EXCEPTIONS

     The indenture permits us to incur secured debt if we provide that the notes and the other debt securities issued under the indenture will be secured equally and ratably with, or in priority to, the new secured indebtedness. In this event, we may also provide that any of our other indebtedness, including indebtedness guaranteed by us or the restricted subsidiary, will be secured equally with, or in priority to, the new secured indebtedness. Further, the restriction on incurring secured indebtedness will not apply to:

     - liens on property or shares of stock of any corporation existing at the time the corporation becomes a restricted subsidiary;

     - liens on property existing at the time it is acquired, or liens on property which secure the payment of the purchase price of the property, or liens on property which secure indebtedness incurred or guaranteed for the purpose of financing the purchase price of the property or the construction of that property, including improvements to existing property, which indebtedness is incurred or guaranteed within 180 days after the latest of the acquisition or completion of construction or commencement of operation of the property;

     - liens securing indebtedness owing by any restricted subsidiary to us or a wholly owned restricted subsidiary;

     - liens on the property of a corporation existing at the time the corporation is merged into or consolidated with us or a restricted subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other person as an entirety by us or a restricted subsidiary;

     - liens on our property or the property of a restricted subsidiary in favor of the United States of America or any state, agency, instrumentality or political subdivision of the United States of America, or in favor of any other country, or any political subdivision of that country, to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to those liens within 180 days after the latest of the acquisition, completion of construction or commencement of operation of that property; and

     - any extension, renewal or replacement of any lien referred to in the five preceding clauses.

  EXCEPTIONS FOR SPECIFIED AMOUNT OF INDEBTEDNESS

     We and one or more restricted subsidiaries may, without securing the notes and the other debt securities issued under the indenture, issue, assume or guarantee secured indebtedness which would otherwise be subject to the above restrictions, provided that after doing so the aggregate amount of such secured indebtedness does not exceed 10% of our consolidated net tangible assets. In computing the aggregate amount of indebtedness outstanding for purposes of the previous sentence, indebtedness issued, assumed or guaranteed pursuant to the six exceptions above under "Limitations upon Liens -- General Exceptions" shall be excluded.

     When we use the term "consolidated net tangible assets," we mean the total amount of assets, less applicable reserves and other properly deductible items, after deducting:

     - all current liabilities, excluding any liabilities which are by their terms extendible or renewable at the option of the obligor to a time more than 12 months after the time as of which the amount is being computed; and

     - all segregated goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of The Hartford and its consolidated subsidiaries and prepared in accordance with generally accepted accounting principles. Our subsidiaries include any corporation where more than 50% of its voting stock is owned or controlled by us or by another subsidiary.

     When we use the term "principal property," we mean all land, buildings, machinery and equipment, and leasehold interests and improvements relating to these items, which would be reflected on our consolidated balance sheet prepared in accordance with generally accepted accounting principles, excluding all tangible property located outside the United States of America and excluding any tangible property which, in the opinion of our board of directors set forth in a board resolution, is not material to us and our consolidated subsidiaries taken as a whole.

     When we use the term "restricted subsidiary," we mean any subsidiary which is incorporated under the laws of any state of the United States or of the District of Columbia, and which is a regulated insurance company principally engaged in one or more of the property, casualty and life insurance businesses. However, no subsidiary is a restricted subsidiary:

     - if the total assets of that subsidiary are less than 10% of our total assets and the total assets of our consolidated subsidiaries, including that subsidiary, in each case as set forth on the most recent fiscal year-end balance sheets of the subsidiary and us and our consolidated subsidiaries, respectively, and computed in accordance with generally accepted accounting principles; or

     - if in the judgment of our board of directors, as evidenced by a board resolution, the subsidiary is not material to the financial condition of The Hartford and our subsidiaries taken as a whole.

     As of the date of this prospectus, the following subsidiaries meet the definition of restricted subsidiary: Hartford Fire Insurance Company, Hartford Life Insurance Company, Hartford Life and Accident Insurance Company and Hartford Life and Annuity Insurance Company.

MODIFICATION AND WAIVER

  MODIFICATION

     We and the trustee may modify and amend the indenture relating to the notes with (1) the consent of the holders of a majority in aggregate principal amount of the notes and (2) if applicable, the consent of the holders of a majority in aggregate principal amount of any other series of debt securities affected by such amendment. However, no modification or amendment may, without the consent of the holder of each outstanding note:

     - change the stated maturity of the principal of, or any installment of interest on, any outstanding note;

     - reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of any outstanding note;

     - change the place of payment, or the coin or currency in which any outstanding note, or the interest thereon, is payable;

     - impair your right to institute suit for the enforcement of any payment on or relating to any outstanding note after the stated maturity; or

     - change the amendment provisions of the indenture requiring the consent of the affected holders for waiver of compliance with the indenture or waiver of past defaults.

  WAIVER

     The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive compliance by us with certain restrictive covenants of the indenture which relate to the notes.

     The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of the holders of the notes, generally waive any past default under the indenture relating to the notes. However, a default in the payment of the principal of, premium, if any, or any interest on, any note or relating to a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected cannot be so waived.

EVENTS OF DEFAULT

     Under the terms of the indenture, each of the following constitutes an event of default for the notes:

     - default for 30 days in the payment of any interest on the notes when due;

     - default in the payment of principal or premium, if any, on the notes at maturity;

     - default in the performance of any other covenant in the indenture for 60 days after written notice;

     - our bankruptcy, insolvency or reorganization; or

     - acceleration or default in the payment of indebtedness for borrowed money in excess of $25,000,000, which has not been rescinded or annulled within 30 days after notice or remedied, cured or waived.

     We are required to furnish the trustee annually with a statement as to the fulfillment of our obligations under the indenture. The indenture provides that the trustee may withhold notice to you of any default, except in respect of the payment of principal or interest on the notes, if it considers it in the interests of the holders of the notes to do so.

  EFFECT OF AN EVENT OF DEFAULT

     If an event of default exists, the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately by a notice in writing to us, and to the trustee if given by holders. Upon that declaration, the principal will become immediately due and payable. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding notes may, subject to conditions specified in the indenture, rescind and annul that declaration.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee, the holders of a majority in principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for and remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the notes.

  LEGAL PROCEEDINGS AND ENFORCEMENT OF RIGHT TO PAYMENT

     You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the notes. In addition, the holders of at least 25% in principal amount of the outstanding notes must have made written request, and offered reasonable indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of, and premium, if any, and interest on the notes on or after the due dates expressed in the notes and to institute a suit for the enforcement of that payment.

SATISFACTION AND DISCHARGE

     The indenture provides that when, among other things, all notes not previously delivered to the trustee for cancellation:

     - have become due and payable, or

     - will become due and payable at their stated maturity within one year, and we deposit or cause to be deposited with the trustee, in trust, an amount in the currency or currencies in which the notes are payable sufficient to pay and discharge the entire indebtedness on the notes not previously delivered to the trustee for cancellation, for the principal, premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to the notes. However, we will continue to be obligated to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel described in the indenture.

DEFEASANCE

     The indenture provides that we will be deemed to have paid and discharged the entire indebtedness on all the notes at any time prior to their stated maturity or redemption when:

     - we have irrevocably deposited or caused to be deposited with the trustee, in trust, either:

       -- sufficient funds to pay and discharge the entire indebtedness on the notes for the principal, premium, if any, and interest to the stated maturity or any redemption date, or

       -- the amount of U.S. government securities as will, in the written opinion of independent public accountants delivered to the trustee, together with predetermined and certain income to accrue, without consideration of any reinvestment, be sufficient to pay and discharge when due the entire indebtedness on the notes for principal, premium, if any, and interest to the stated maturity or any redemption date;

     - we have paid or caused to be paid all other sums payable on the notes;

     - we have delivered to the trustee an officers' certificate and an opinion of counsel to the effect that:

       -- we have received from, or there has been published by, the Internal
          Revenue Service a ruling, or

       -- since the date of execution of the indenture, there has been a change in the applicable federal income tax law,

     in either case to the effect that the deposit and related defeasance would not cause you to recognize income, gain or loss for federal income tax purposes;

     - we have delivered to the trustee an opinion of counsel that neither we nor the trust held by the trustee will immediately after the deposit just described be an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940; and

     - we have delivered to the trustee the other officers' certificates and opinions of counsel as may be required by the indenture, each stating that all conditions precedent relating to the satisfaction and discharge of the entire indebtedness on all notes have been complied with.

GOVERNING LAW

     The indenture is, and the new notes will be, governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     JPMorgan Chase Bank is trustee under the indenture. The trustee acts as depositary for funds of, makes loans to and performs other services for, The Hartford and our subsidiaries in the normal course of business. JPMorgan Chase Bank also is the exchange agent for the exchange offer.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes to holders who exchange old notes for new notes and who hold the notes as capital assets. Except as provided below, this discussion applies only to (1) an individual citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia or (3) a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust (each referred to as a "U.S. holder"). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

     This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, such as holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding notes as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes, federal estate taxes or state, local or foreign taxes. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES IN LIGHT OF THEIR OWN CIRCUMSTANCES.

EXCHANGE OF NOTES PURSUANT TO EXCHANGE OFFER

     The exchange of an old note for a new note will not constitute a taxable exchange of the old note. Accordingly, (1) no gain or loss will be recognized by a U.S. holder (or an investor that is not a U.S. holder) upon receipt of a new note; (2) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor; and (3) the holding period of the new note will include the holding period of the old note exchanged therefor.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     The notes were not issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount ("OID") rules, so that U.S. holders will generally be taxed on the stated interest on the notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's regular method of tax accounting.

     At the time we issued the old notes, there was a possibility that we would have been obliged to pay amounts in excess of the stated interest and principal on the notes, if the exchange offer registration statement had not been not filed, declared effective or completed within the applicable time periods (or certain other actions were not taken), as described above under the heading "The Exchange Offer -- Additional Interest." Under applicable Treasury regulations, the possibility that any payment in excess of stated interest or principal will be made will not affect the amount or timing of interest income a U.S. holder of a debt instrument is required to recognize, provided that there is only a remote likelihood as of the date the notes are issued that the additional payments will be made. At the time we issued the old notes we took the position that the likelihood that we would be obligated to make any such additional payments was remote. We continue to believe that that position is correct. Therefore, the possibility of such payments should not affect the amount or timing of income a U.S. holder will recognize. Our determination that these contingencies were remote is binding on a U.S. holder unless the U.S. holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The discussion below assumes that our determination that these contingences were remote was correct.

SALE, EXCHANGE, RETIREMENT OR OTHER DISPOSITION OF THE NOTES

     Upon the sale, exchange or other disposition of a note, a U.S. holder will generally recognize taxable gain or loss in an amount equal to the difference between the amount realized by such U.S. holder and such U.S. holder's adjusted tax basis in the notes. Any gain or loss so recognized will generally be capital gain or loss and be long-term capital gain or loss if the U.S. holder has held the notes for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to individual holders. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

     If an investor is not a U.S. holder as defined above (a "non-U.S. holder"), payments received with respect to the notes should not be subject to United States withholding tax, provided that such non-U.S. holder (1) does not actually or constructively hold 10% or more of the combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code, (2) is not a controlled foreign corporation for United States federal income tax purposes that is related to us through stock ownership and
(3) complies with applicable certification requirements relating to its non-U.S. status (including, in general, furnishing an IRS Form W-8 BEN or a substitute form).

     In general, United States federal withholding tax will not apply to any gain or income realized by a non-U.S. holder on the sale, exchange or other disposition of the notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Unless a U.S. holder is an exempt recipient, such as a corporation, payments under the notes and the proceeds received from the sale or other disposition of notes may be subject to information reporting and may also be subject to United States federal backup withholding tax at the applicable rate if such U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld may be allowed as a credit against the holder's United States federal income tax liability provided the required information is furnished to the IRS.

     A U.S. holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. holder is a corporation or other exempt recipient and appropriately establishes that exemption.

     A non-U.S. holder may have to comply with certification procedures to establish that such holder is not a U.S. person in order to avoid information reporting and backup withholding tax.

                              ERISA CONSIDERATIONS

     Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Section 4975 of the Code, prohibit pension, profit-sharing or other employee benefit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code ("Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to certain Plans. As a result of our business, we may be a Party in Interest with respect to certain Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership of our subsidiaries), the purchase and subsequent holding of the old notes by or on behalf of the Plan may have been, and the exchange of the old notes for the new notes and the subsequent holding of the new notes may be, a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

     Accordingly, the offering materials with respect to the old notes stated that such old notes could not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under prohibited Transaction Class Exemption ("PTCE") 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there was some other basis on which the purchase and holding of the old notes by the Plan Asset Entity is not prohibited. By its purchase of the old notes, a holder of the old notes or any interest therein was deemed to have represented that either (a) it was not a Plan or a Plan Asset Entity and did not purchase the notes on behalf of or with "plan assets" of any Plan or (b) its purchase and holding of the old notes was eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there was some basis on which such participation and holding is not prohibited. By its participation in the exchange offer, a holder of the new notes or any interest therein will be deemed to have represented that it is not in breach of the foregoing representation made in respect of the old notes and that either (a) it is not a Plan or a Plan Asset Entity and is not acquiring the new notes on behalf of or with "plan assets" of any Plan or (b) its participation in the exchange offer and holding of the new notes is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or there is some basis on which such participation and holding is not prohibited.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these "prohibited transaction" rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering participating in the exchange offer and holding the new notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the relevant provisions of ERISA and the Code and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify certain holders of the notes against certain liabilities, including liabilities under the Securities Act.

     Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5,
1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

     - such new notes are acquired in the ordinary course of business,

     - at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

     - such holder is not engaged in, and does not intend to engage in, a distribution of such notes.

     We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

                                 LEGAL OPINIONS


     The validity of the new notes offered hereby has been passed upon for us by Debevoise & Plimpton, New York, New York.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in our method of accounting for (a) goodwill and indefinite-lived intangible assets in 2002, (b) derivative instruments and hedging activities in 2001, and (c) the recognition of interest income and impairment on purchased retained beneficial interests in securitized financial assets in 2001), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information about The Hartford. In addition, we file reports, proxy statements, information statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washing-ton, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov or through our web site at http://www.thehartford.com.

     Our common stock is listed on The New York Stock Exchange, Inc. You can also inspect reports and other information concerning us at the office of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. This prospectus incorporates by reference the documents listed below.

     - Our Annual Report on Form 10-K for the year ended December 31, 2002,

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003,

     - Description of our common stock and the rights associated with our common stock contained in our registration statement on Form 8-A, dated September 18, 1995 (as amended by the Form 8-A/A filed on November 13,
       1995),


     - Our Current Reports on Form 8-K filed on March 17, 2003, March 25, 2003, May 8, 2003, May 30, 2003, July 8, 2003, December 2, 2003, December 23,
       2003 and January 14, 2004, and


     - All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the completion of the exchange offer.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to The Hartford Financial Services Group, Inc., Hartford Plaza, Hartford, Connecticut 06115, Attention: Brian S. Becker, Senior Vice President and Corporate Secretary (Telephone: 860-547-5000).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $320,000,000

                                (HARTFORD LOGO)

        OFFER TO EXCHANGE UP TO $320,000,000 AGGREGATE PRINCIPAL AMOUNT
                      OF OUR 4.625% SENIOR NOTES DUE 2013,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
         FOR ANY AND ALL OF THE $320,000,000 AGGREGATE PRINCIPAL AMOUNT
          OF OUR OUTSTANDING UNREGISTERED 4.625% SENIOR NOTES DUE 2013

                           -------------------------

                                   PROSPECTUS


                                     , 2004


                           -------------------------

     UNTIL   DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS THAT EFFECT
TRANSACTIONS IN THE NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

     Section 145 of the Delaware General Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

          145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

          (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

          (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Article 4 of The Hartford Financial Services Group, Inc.'s Amended and Restated By-Laws provides in regard to indemnification of directors and officers as follows:

          4.1(a) Right to Indemnification. The Corporation, to the fullest extent permitted by applicable law as then in effect, shall indemnify any person who is or was a Director or officer of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Corporation to procure a judgment in its favor) (a "Proceeding") by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a "Covered Entity"), against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. Any such former or present Director or officer of the Corporation finally determined to be entitled to indemnification as provided in this Article 4 is hereinafter called an "Indemnitee." Until such final determination is made, such former or present Director or officer shall be a "Potential Indemnitee" for purposes of this Article 4. Notwithstanding the foregoing provisions of this Section 4.1(a), the Corporation shall not indemnify an Indemnitee with respect to any Proceeding commenced by such Indemnitee unless the commencement of such Proceeding by such Indemnitee has been approved by a majority vote of the Disinterested Directors (as defined in Section 4.5(d); provided, however, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Indemnitee after a Change in Control (as defined in Section 4.5(d)) has occurred.

          (b) Effect of Amendments. Neither the amendment or repeal of, nor the adoption of a provision inconsistent with, any provision of this Article 4 (including, without limitation, this Section 4.1(b)) shall adversely affect the rights of any Director or officer under this Article 4 (i) with respect to any Proceeding commenced or threatened prior to such amendment, repeal or adoption of an inconsistent provision or (ii) after the occurrence of a Change in Control, with respect to any Proceeding arising out of any action or omission occurring prior to such amendment, repeal or adoption of an inconsistent provision, in either case without the written consent of such Director or officer.

          4.2 Insurance, Contracts and Funding. The Corporation may purchase and maintain insurance to protect itself and any Director, officer, employee or agent of the Corporation against any expenses, judgments, fines and amounts paid in settlement as specified in Section 4.1(a) or Section
     4.6 of this Article 4 or incurred by any Director, officer, employee or agent of the Corporation in connection with any Proceeding referred to in such Sections, to the fullest extent permitted by applicable law as then in effect. The Corporation may enter into contracts with any Director, officer, employee or agent of the Corporation or any director, officer, employee, fiduciary or agent of any Covered Entity in furtherance of the provisions of this Article 4 and may create a trust fund or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article 4.

          4.3 Indemnification; Not Exclusive Right. The right of indemnification provided in this Article 4 shall not be exclusive of any other rights to which any Indemnitee or Potential Indemnitee may otherwise be entitled, and the provisions of this Article 4 shall inure to the benefit of the heirs and legal representatives of any Indemnitee or Potential Indemnitee under this Article 4 and shall be applicable to Proceedings commenced or continuing after the adoption of this Article 4, whether arising from acts or omissions occurring before or after such adoption.

          4.4 Advancement of Expenses. Each Potential Indemnitee shall be entitled to receive advance payment of any expenses actually and reasonably incurred by such Potential Indemnitee in connection with such Proceeding prior to a determination of entitlement to indemnification pursuant to
     Section 4.5(a). Each Potential Indemnitee shall submit a statement or statements to the Corporation requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, reasonably evidencing the expenses incurred by such Potential Indemnitee and accompanied by an undertaking by or on behalf of such Potential Indemnitee to repay the amounts advanced if ultimately it should be determined that such Potential Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article 4. A determination of the reasonableness of such expenses shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s) (the "Advancement Procedures"). The amendment or repeal of, and the adoption of a provision inconsistent with, any provision of the Advancement Procedures shall be governed by Section 4.1(b) of this
     Article 4. Notwithstanding the foregoing provisions of this Section 4.4, the Corporation shall not advance expenses to a Potential Indemnitee with respect to any Proceeding commenced by such Potential Indemnitee unless the commencement of such Proceeding by such Potential Indemnitee has been approved by a majority vote of the Disinterested Directors; provided, however, that such approval of a majority of the Disinterested Directors shall not be required with respect to any Proceeding commenced by such Potential Indemnitee after a Change in Control has occurred.

          4.5 Indemnification Procedures; Presumptions and Effect of Certain Proceedings; Remedies. In furtherance, but not in limitation, of the foregoing provisions of this Article 4, the following procedures, presumptions and remedies shall apply with respect to the right to indemnification under this Article 4:

             (a) Procedures for Determination of Entitlement to Indemnification. (i) To obtain indemnification under this Article 4, Potential Indemnitee shall submit to the Secretary of the Corporation a written request, including such documentation and information as is reasonably available to the Potential Indemnitee and reasonably necessary to determine whether and to what extent the Potential Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Potential Indemnitee's entitlement to indemnification shall be made not later than 60 days after the later of (A) the receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (B) the receipt by the Corporation of written notice of final disposition of the Proceeding for which indemnification is sought. The Secretary of the Corporation shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

             (ii) The Potential Indemnitee's entitlement to indemnification under this Article 4 shall be determined in one of the following ways:
        (A) by a majority vote of the Disinterested Directors whether or not they constitute a quorum of the Board; (B) by a committee of the Disinterested Directors designated by a majority vote of the Disinterested Directors, whether or not they constitute a quorum of the Board; (C) by a written opinion of Independent Counsel as defined in
        Section 4.5(d)) if (x) a Change in Control shall have occurred and the Potential Indemnitee so requests or (y) there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (D) by the stockholders of the Corporation; or (E) as provided in Section 4.5(b) of this Article 4.

             (iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4.5(a)(ii), a majority of the Disinterested Directors (or, if there are no Disinterested Directors, the General Counsel of the Corporation or, if the General Counsel is or was a party to the Proceeding in respect of which indemnification is sought, the highest ranking officer of the Corporation who is not and was not a party to such Proceeding) shall select the Independent Counsel, but only an Independent Counsel to which the Potential Indemnitee does not reasonably object; provided, however, that if a Change in Control shall have occurred, the Potential Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which a majority of the Disinterested Directors does not reasonably object.

             (b) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article 4, if a Change in Control shall have occurred, the Potential Indemnitee shall be presumed to be entitled to indemnification under this Article 4 (with respect to actions or failures to act occurring prior to such Change in Control) upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 4.5(a)(i)(A) of this
        Article 4, and thereafter the Corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section 4.5(a) of this Article 4 to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the later of (x) receipt by the Corporation of the written request for indemnification together with the Supporting Documentation and (y) the receipt by the Corporation of written notice of final disposition of the

        Proceeding for which indemnification is sought, the Potential Indemnitee shall be deemed to be, and shall be, entitled to indemnification. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Potential Indemnitee to indemnification or create a presumption that the Potential Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that the Potential Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

             (c) Remedies. (i) In the event that a determination is made pursuant to Section 4.5(a) of this Article 4 that the Potential Indemnitee is not entitled to indemnification under this Article 4, (A) the Potential Indemnitee shall be entitled to seek an adjudication of his or her entitlement to such indemnification either, at the Potential Indemnitee's sole option, in (x) an appropriate court of the state of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) if a Change in Control shall have occurred, in any such judicial proceeding or arbitration, the Corporation shall have the burden of proving that the Potential Indemnitee is not entitled to indemnification under this
        Article 4 (with respect to actions or omissions occurring prior to such Change in Control).

             (ii) If a determination shall have been made or deemed to have been made, pursuant to Section 4.5(a) or (b) of this Article 4, that the Potential Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4.5(a) or (b) of this Article 4, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation's obligation to pay to the Indemnitee such indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the state of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in Subclause (A) or (B) of this subsection (each, a "Disqualifying Event"); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

             (iii) The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4.5(c) that the procedures and presumptions of this Article 4 are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article 4.

             (iv) In the event that the Indemnitee or Potential Indemnitee, pursuant to this Section 4.5(c), seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, this Article 4, such person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by such person in connection with such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that such person is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by such person in connection with such judicial adjudication or arbitration shall be prorated accordingly.

             (d) Definitions.  For purposes of this Article 4:

                (i) "Change in Control" means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) (or any successor provision) of Schedule 14A of Regulation 14A (or any amendment or successor provision thereto) promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 20% or more of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in an election of Directors without the prior approval of at least two-thirds of the members of the Board in office immediately prior to such acquisition; (B) the Corporation is a party to any merger or consolidation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation's common stock would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (C) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation, or liquidation or dissolution of the Corporation; (D) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (E) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (including for this purpose any new Director whose election or nomination for election by the stockholders was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

                (ii) "Disinterested Director" means a Director who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee or Potential Indemnitee.

                (iii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (a) the Corporation or the Indemnitee in any matter material to either such party or (b) any other party to the Proceeding giving rise to a claim for indemnification under this
           Article 4. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee or Potential Indemnitees in an action to determine the Indemnitee's or Potential Indemnitee's rights under this Article 4.

          4.6 Indemnification of Employees and Agents. Notwithstanding any other provision of this Article 4, the Corporation, to the fullest extent permitted by applicable law as then in effect, may indemnify any person other than a Director or officer of the Corporation who is or was an employee or agent of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reasons of the fact that such person is or was an employee or agent of the Corporation or was or is serving, at the request of the Corporation, as a director, officer, employee, or agent of a Covered Entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding. The Corporation may also advance expenses incurred by such employee, fiduciary or agent in connection with any such Proceeding, consistent with the provisions of applicable law as then in effect. If made or advanced, such indemnification shall be made and such reasonable expenses shall be advanced pursuant to procedures to be established from time to time by the Board or its designee(s).

          4.7 Severability. If any of this Article 4 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this
     Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article 4 (including, without limitation, all portions of any Section of this Article 4 containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, provides in regard to the limitation of liability of directors and officers as follows:

          (b) In addition to the matters required to be set forth in the certificate of incorporation by subsection (a) of this section, the certificate of incorporation may also contain any or all of the following matters:

             (7) A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer (x) to a member of the governing body of a corporation which is not authorized to issue capital stock, and (y) to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with sec. 141(a) of this title, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article SIXTH of The Hartford Financial Services Group, Inc.'s Amended and Restated Certificate of Incorporation provides in regard to the limitation of liability of directors and officers as follows:

          To the fullest extent permitted by applicable law as then in effect, no director or officer shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, (d) for any transaction from which the director derived an improper personal benefit or (e) for any act or omission occurring prior to the effective date of this ARTICLE SIXTH. Any repeal or modification of this ARTICLE SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     We have policies in force and effect that insure our directors and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such directors and officers in the discharge of their duties, individually or collectively, or as a result of any matter claimed against them solely by reason of their being directors or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

ITEM 21.  EXHIBITS

     (a) The following exhibits are filed herewith or incorporated herein by reference.


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.01    Senior Indenture, dated as of October 20, 1995, between The
          Hartford Financial Services Group, Inc. ("The Hartford") and
          JPMorgan Chase Bank as Trustee (incorporated herein by
          reference to Exhibit 4.03 to the Registration Statement on
          Form S-3 (Registration No. 333-103915) of The Hartford,
          Hartford Capital IV, Hartford Capital V and Hartford Capital
          VI).
  4.02    Supplemental Indenture No. 1, dated as of December 27, 2000, to the Senior Indenture filed as Exhibit 4.01 hereto,
          between The Hartford and JPMorgan Chase Bank as Trustee
          (incorporated herein by reference to Exhibit 4.30 to the
          Registration Statement on Form S-3 (Amendment No. 1)
          (Registration No. 333-49666) of The Hartford, Hartford
          Capital III, Hartford Capital IV and Hartford Capital V).
  4.03    Supplemental Indenture No. 4, dated as of July 10, 2003, to the Senior Indenture filed as Exhibit 4.01 hereto, between
          The Hartford and JPMorgan Chase Bank, as Trustee
          (incorporated herein by reference to Exhibit 4.01 to The
          Hartford's Form 10-Q for the quarterly period ended
          September 30, 2003).
  4.04    Registration Rights Agreement, dated as of July 10, 2003,
          between The Hartford, Banc of America Securities LLC,
          Wachovia Capital Markets, LLC and Banc One Capital Markets,
          Inc.+
  4.05    Form of 4.625% Senior Note due July 15, 2013 (included in
          Exhibit 4.03).
  5.01    Opinion of Debevoise & Plimpton.+
 12.01    Statement Re: Computation of Ratio of Earnings to Fixed
          Charges.+
 15.01    Letter of Deloitte & Touche LLP (re: unaudited interim
          financial information).*
 23.01    Consent of Deloitte & Touche LLP.*
 23.02    Consent of Debevoise & Plimpton (included in Exhibit 5.01).
 24.01    Power of Attorney of certain officers and directors of The
          Hartford.+
 25.01    Statement of Eligibility under the Trust Indenture Act of
          1939 of JPMorgan Chase Bank, as Trustee for The Senior Debt
          Securities.+
 99.1     Form of Letter of Transmittal.*
 99.2     Form of Notice of Guaranteed Delivery.*
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and other Nominees.*
 99.4     Form of Letter to Clients.*


---------------


 *  Filed herewith.



 +  Previously filed.



     (b) Not applicable.


     (c) Not applicable.

ITEM 22.  UNDERTAKINGS

     (a) Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Acceleration of Effectiveness

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person, if any, of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) Additional Undertakings

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 (333-110274) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 20th day of January, 2004.


                                          THE HARTFORD FINANCIAL SERVICES GROUP,
                                          INC.


                                          By:       /s/ NEAL S. WOLIN

                                            ------------------------------------

                                            Name:  Neal S. Wolin


                                            Title:   Executive Vice President


                                                      and General Counsel



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-4 (333-110274) has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

                  *                         Chairman, President, Chief       January 20, 2004
--------------------------------------    Executive Officer and Director
             Ramani Ayer                   (Principal Executive Officer)


                  *                        Executive Vice President and      January 20, 2004
--------------------------------------               Director
           Thomas M. Marra


                  *                        Executive Vice President and      January 20, 2004
--------------------------------------               Director
           David K. Zwiener


                  *                        Executive Vice President and      January 20, 2004
--------------------------------------        Chief Financial Officer
           David M. Johnson                (Principal Financial Officer)


                  *                            Senior Vice President         January 20, 2004
--------------------------------------            and Controller
           Robert J. Price                (Principal Accounting Officer)


                  *                                  Director                January 20, 2004
--------------------------------------
           Rand V. Araskog


                  *                                  Director                January 20, 2004
--------------------------------------
           Donald R. Frahm


                  *                                  Director                January 20, 2004
--------------------------------------
         Edward J. Kelly, III


                  *                                  Director                January 20, 2004
--------------------------------------
          Paul G. Kirk, Jr.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----


                  *                                  Director                January 20, 2004
--------------------------------------
           Gail J. McGovern


                  *                                  Director                January 20, 2004
--------------------------------------
          Robert W. Selander


                  *                                  Director                January 20, 2004
--------------------------------------
          Charles B. Strauss


                  *                                  Director                January 20, 2004
--------------------------------------
          H. Patrick Swygert


                  *                                  Director                January 20, 2004
--------------------------------------
           Gordon I. Ulmer


 *By:         /s/ NEAL S. WOLIN
        ------------------------------
             As Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.01    Senior Indenture, dated as of October 20, 1995, between The
          Hartford Financial Services Group, Inc. ("The Hartford") and
          JPMorgan Chase Bank as Trustee (incorporated herein by
          reference to Exhibit 4.03 to the Registration Statement on
          Form S-3 (Registration No. 333-103915) of The Hartford,
          Hartford Capital IV, Hartford Capital V and Hartford Capital
          VI).
  4.02    Supplemental Indenture No. 1, dated as of December 27, 2000, to the Senior Indenture filed as Exhibit 4.01 hereto,
          between The Hartford and JPMorgan Chase Bank as Trustee
          (incorporated herein by reference to Exhibit 4.30 to the
          Registration Statement on Form S-3 (Amendment No. 1)
          (Registration No. 333-49666) of The Hartford, Hartford
          Capital III, Hartford Capital IV and Hartford Capital V).
  4.03    Supplemental Indenture No. 4, dated as of July 10, 2003, to the Senior Indenture filed as Exhibit 4.01 hereto, between
          The Hartford and JPMorgan Chase Bank, as Trustee
          (incorporated herein by reference to Exhibit 4.01 to The
          Hartford's Form 10-Q for the quarterly period ended
          September 30, 2003).
  4.04    Registration Rights Agreement, dated as of July 10, 2003,
          between The Hartford, Banc of America Securities LLC,
          Wachovia Capital Markets, LLC and Banc One Capital Markets,
          Inc.+
  4.05    Form of 4.625% Senior Note due July 15, 2013 (included in
          Exhibit 4.03).
  5.01    Opinion of Debevoise & Plimpton.+
 12.01    Statement Re: Computation of Ratio of Earnings to Fixed
          Charges.+
 15.01    Letter of Deloitte & Touche LLP (re: unaudited interim
          financial information).*
 23.01    Consent of Deloitte & Touche LLP.*
 23.02    Consent of Debevoise & Plimpton (included in Exhibit 5.01).
 24.01    Power of Attorney of certain officers and directors of The
          Hartford.+
 25.01    Statement of Eligibility under the Trust Indenture Act of
          1939 of JPMorgan Chase Bank, as Trustee for the Senior Debt
          Securities.+
 99.1     Form of Letter of Transmittal.*
 99.2     Form of Notice of Guaranteed Delivery.*
 99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and other Nominees.*
 99.4     Form of Letter to Clients.*


---------------


* Filed herewith.



+ Previously filed.